Exhibit 5.13

P.O. Box 98

Austin, TX 78767

512-480-5600

October 29, 2013

KB Home

10990 Wilshire Boulevard

Los Angeles, CA 90024

Re:     KB Home 7.000% Senior Notes due 2021

Ladies and Gentlemen:

We have acted as special Texas counsel at the request of KB Home, a Delaware corporation (the “Company”), on behalf of KB HOME Lone Star Inc., a Texas corporation (“KBHLS”), and KBSA, Inc., a Texas corporation (“KBSA”) (KBHLS and KBSA collectively, the “Texas Guarantors”), in connection with the Company’s offer and sale of $350,000,000 in aggregate principal amount of the Company’s 7.000% Senior Notes due 2021 (the “Securities”), the offer and sale of which are registered on its Registration Statement on Form S-3 (File No. 333-176930), as amended (the “Registration Statement”). The offering is being made pursuant to the Underwriting Agreement dated October 15, 2013 (the “Underwriting Agreement”), by and among (i) the Company, (ii) the guarantors named therein and (iii) Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as the representatives of the several underwriters named in Schedule B thereto. The Securities are to be issued pursuant to an Indenture dated as of January 28, 2004 (the “Base Indenture”), as amended and supplemented by a First Supplemental Indenture dated as of January 28, 2004 (the “First Supplemental Indenture”), a Second Supplemental Indenture dated as of June 30, 2004 (the “Second Supplemental Indenture”), a Third Supplemental Indenture dated as of May 1, 2006 (the “Third Supplemental Indenture”), a Fourth Supplemental Indenture dated as of November 9, 2006 (the “Fourth Supplemental Indenture”), a Fifth Supplemental Indenture dated as of August 17, 2007 (the “Fifth Supplemental Indenture”), a Sixth Supplemental Indenture dated as of January 30, 2012 (the “Sixth Supplemental Indenture”), a Seventh Supplemental Indenture dated as of January 11, 2013 (the “Seventh Supplemental Indenture”), and an Eighth Supplemental Indenture dated as of March 12, 2013 (the “Eighth Supplemental Indenture”) (the Base Indenture, as amended and supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture, the Seventh Supplemental Indenture and the Eighth Supplemental Indenture, is hereinafter called the “Indenture”), each among the Company, the guarantors party thereto and U.S. Bank National Association (successor in interest to SunTrust Bank), as trustee, and the Officers’ and Guarantors’ Officers’ Certificate dated October 29, 2013, establishing the form and terms of the Securities (the “Officers’ Certificate”). The Securities will be guaranteed by the Texas Guarantors pursuant to the Indenture.

October 29, 2013

In rendering the opinions expressed below, we have made such legal and factual examinations and inquiries and obtained such advice, assurances and certificates as we have deemed necessary or advisable under the circumstances including, but not limited to, an examination of originals or copies of the following:

(a)	The Indenture;

(b)	The Certificate of Formation of KB Lone Star Inc. (now known as KB HOME Lone Star Inc.) filed with the Texas Secretary of State on June 28, 2007; the Certificate of Merger of KB Home Lone Star LP and KB Lone Star Inc. filed with the Texas Secretary of State on June 28, 2007; and the Certificate of Amendment of KB Lone Star Inc. filed with the Texas Secretary of State on June 28, 2007;

(c)	The Bylaws of KBHLS, dated as of June 28, 2007;

(d)	The Written Consent Resolution of the Directors of KBHLS authorizing the execution, delivery and performance of its obligations under, and the consummation of the transactions contemplated by, the Indenture, the Officers’ Certificate and the Underwriting Agreement, including the guaranty of the Company’s obligations under the Indenture and the Securities;

(e)	The Certificate dated October 9, 2013 of the Secretary of State of the State of Texas as to the existence of KBHLS;

(f)	A copy of the franchise tax account status information for KBHLS as of October 10, 2013 from the website maintained by the Comptroller of Public Accounts of Texas;

(g)	The Articles of Incorporation of Kaufman and Broad of San Antonio, Inc. (now known as KBSA, Inc.) filed with the Texas Secretary of State on February 27, 1996; the Articles of Amendment to the Articles of Incorporation of Kaufman and Broad of San Antonio, Inc. filed with the Texas Secretary of State on October 29, 1996; the Articles of Amendment to the Articles of Incorporation of Kaufman and Broad of San Antonio, Inc. filed with the Texas Secretary of State on January 6, 1997; and the Certificate of Merger of KBSA and Clear Brook Crossing Inc. filed with the Texas Secretary of State on April 26, 2011;

(h)	The Bylaws of Kaufman and Broad of San Antonio, Inc. (now known as KBSA, Inc.);

October 29, 2013

(i)	The Written Consent Resolution of the Directors of KBSA authorizing the execution, delivery and performance of its obligations under, and the consummation of the transactions contemplated by, the Indenture, the Officers’ Certificate and the Underwriting Agreement, including the guaranty of the Company’s obligations under the Indenture and the Securities;

(j)	The Certificate dated October 9, 2013 of the Secretary of State of the State of Texas as to the existence of KBSA;

(k)	A copy of the franchise tax account status information for KBSA as of October 10, 2013 from the website maintained by the Comptroller of Public Accounts of Texas;

(l)	The Secretary’s Certificate of KB Home delivered to us in connection with the offering of the Securities;

(m)	The Underwriting Agreement;

(n)	The form of global note representing the Securities; and

(o)	The Officers’ Certificate.

In connection with this opinion, we have examined and relied upon the representations and warranties as to factual matters contained in and made pursuant to the Underwriting Agreement by the various parties and the Secretary’s Certificate, including as to the fact of delivery of the Indenture and the Underwriting Agreement, and upon originals or copies certified to our satisfaction of such records, documents, certificates, opinions, memoranda, and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

Our opinions are expressed only with respect to the laws of the State of Texas.

Based upon and subject to the foregoing and subject also to the qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that:

A.    Each of the Texas Guarantors is a corporation organized under the laws of the State of Texas, has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Texas and has power and authority as a corporation to enter into and perform its obligations under the Indenture and the Officers’ Certificate.

October 29, 2013

B.    The Indenture and the Officers’ Certificate have been duly authorized, executed and delivered by the Texas Guarantors.

Our opinions set forth above are limited to the matters expressly set forth in this opinion letter, and no opinion may be implied or inferred beyond the matters expressly stated. This opinion letter speaks only as to the law and facts in effect or existing as of the date hereof, and we undertake no obligation or responsibility to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law which may hereafter occur. Our opinions set forth above are subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to creditors’ rights.

For purposes of this opinion letter, we have relied, without investigation, upon each of the following assumptions:

1.    Each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine;

2.    Each certificate obtained from a governmental authority relied on by us is accurate, complete and authentic and all relevant official public records to which each such certificate relates are accurate and complete; and

3.    The bylaws of each of the Texas Guarantors have been adopted in accordance with all applicable legal requirements.

None of the opinions or advice contained herein covers or otherwise addresses any of the following laws, regulations or other governmental requirements or legal issues:

1.    Federal laws, including federal regulations;

2.    Fraudulent transfer and fraudulent conveyance laws; and

3.    Texas State Securities (Blue Sky) laws.

October 29, 2013

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report filed on Form 8-K or the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder. Munger, Tolles & Olson LLP may rely on this opinion letter as if it were an addressee hereof on this date for the sole purpose of rendering its opinion letter to the Company relating to the offering of the Securities, as filed as an exhibit to the Company’s Current Report filed on Form 8-K or the Registration Statement.

Sincerely,

/s/ Graves, Dougherty, Hearon & Moody A Professional Corporation

GRAVES, DOUGHERTY, HEARON & MOODY, A PROFESSIONAL CORPORATION